NEWS
The Sherwin-Williams Company	•	101 W. Prospect Avenue	•	Cleveland, Ohio 44115	•	(216) 566-2000

The Sherwin-Williams Company Reports 2022 Year-End and Fourth Quarter Financial Results

CLEVELAND, January 26, 2023 - The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the year and fourth quarter ended December 31, 2022. All comparisons are to the full year and fourth quarter of the prior year, unless otherwise noted.

SUMMARY

•Consolidated net sales increased 11.1% in the year to a record $22.15 billion
◦Net sales from stores in U.S. and Canada open more than twelve calendar months increased 11.7% in the year
•Diluted net income per share increased to $7.72 per share in the year compared to $6.98 per share in the full year 2021
◦Adjusted diluted net income per share increased to $8.73 per share in the year compared to $8.15 per share in the full year 2021
•Fourth quarter consolidated net sales increased 9.8%; diluted net income per share was $1.48 per share and adjusted diluted net income per share increased 41% in the quarter to $1.89 per share
•Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) increased 10.4% in the year to $3.61 billion or 16.3% of consolidated net sales
•Full year 2023 diluted net income per share guidance in the range of $6.79 to $7.59 per share, including acquisition-related amortization expense of $0.81 per share and restructuring expense of $0.25 to $0.35 per share
CEO REMARKS
“Sherwin-Williams delivered strong fourth quarter results compared to the same period a year ago, including high single-digit percentage sales growth, significant year-over-year gross margin improvement, expanded adjusted operating margins in all three segments, strong double-digit adjusted diluted net income per share growth and strong EBITDA growth,” said Chairman and Chief Executive Officer, John G. Morikis. “Our strong fourth quarter performance led to record full year sales, which increased 11.1% to $22.1 billion. Full year adjusted diluted net income per share also increased to a record level. Additionally, we generated strong net operating cash in the year, which enabled us to invest $883 million in share repurchases, pay $619 million in dividends and deploy $1 billion to complete five acquisitions that will add to our solutions and capabilities.
“Our more than 61,000 employees delivered these results in another year of difficult operating conditions, including relentless cost inflation, less than optimal raw material availability, slowing economies, a war in Europe and COVID lockdowns in China. We refused to be deterred by these challenges and continued to do what we do best – serve our customers.
“Looking at our reportable segment performance in 2022, The Americas Group delivered double-digit sales growth in all customer segments, including the seventh consecutive year of double-digit growth in residential repaint. Consumer Brands Group faced extremely difficult conditions in Europe and Asia that impacted sales but continued to take actions that will drive enhanced future profitability. In Performance Coatings Group, sales increased in nearly all business units, and adjusted segment margin improved 250 basis points year-over-year.”

FOURTH QUARTER CONSOLIDATED RESULTS

	Three Months Ended December 31,
	2022	2021	$ Change	% Change
Net sales	$5,230.5	$4,762.1	$468.4	9.8%
Income before income taxes	$494.9	$308.9	$186.0	60.2%
As a % of sales	9.5%	6.5%
Net income per share - diluted	$1.48	$1.15	$0.33	28.7%
Adjusted net income per share - diluted	$1.89	$1.34	$0.55	41.0%
Consolidated net sales increased primarily due to selling price increases in all segments and higher architectural sales volume in The Americas Group, partially offset by lower sales volumes outside of North America in the Consumer Brands and Performance Coatings Groups. Acquisitions increased consolidated net sales by approximately 1.5%, while currency translation rate changes decreased consolidated net sales by 2.0%.
Income before income taxes increased primarily due to selling price increases in all segments and higher sales volume in The Americas Group. These factors were partially offset by higher raw material costs across all three segments, increased SG&A spending in The Americas Group and Performance Coatings Group, costs associated with our previously announced targeted restructuring actions including non-cash trademark impairment charges and higher interest expense.
Diluted net income per share included a charge of $0.21 per share for acquisition-related amortization expense and charges totaling $0.20 per share related to restructuring actions including non-cash trademark impairments.

FOURTH QUARTER SEGMENT RESULTS

The Americas Group (“TAG”)

	Three Months Ended December 31,
	2022	2021	$ Change	% Change
Net sales	$3,071.1	$2,653.5	$417.6	15.7%
Same-store sales (1)	15.5%	1.0%
Segment profit	$526.7	$400.3	$126.4	31.6%
Reported segment margin	17.2%	15.1%
(1)    Same-store sales represents net sales from stores in U.S. and Canada open more than twelve calendar months.

Net sales in TAG increased due primarily to selling price increases and higher architectural sales volume in most end markets. TAG segment profit increased due primarily to higher paint sales volume and selling price increases, partially offset by increased raw material costs and higher SG&A costs related to continued investments in long-term growth strategies.

Consumer Brands Group (“CBG”)

	Three Months Ended December 31,
	2022	2021	$ Change	% Change
Net sales	$551.5	$565.3	$(13.8)	(2.4)%
Segment profit	$2.4	$16.1	$(13.7)	(85.1)%
Reported segment margin	0.4%	2.8%
Adjusted segment profit (1)	$62.3	$35.4	$26.9	76.0%
Adjusted segment margin	11.3%	6.3%
(1)    Adjusted segment profit excludes the impact of restructuring costs (including non-cash trademark impairments) and acquisition-related amortization expense. In CBG, restructuring costs were $41.1 million in the fourth quarter of 2022 and acquisition-related amortization expense was $18.8 million and $19.3 million in the fourth quarter of 2022 and 2021, respectively.

Net sales in CBG decreased primarily due to lower sales volume, partially offset by selling price increases in all regions. Currency translation rate changes decreased net sales by 1.7%. CBG segment profit decreased primarily due to the lower sales volume, increased raw material costs and supply chain inefficiencies, and the costs associated with targeted restructuring actions including non-cash trademark impairments. These factors were partially offset by selling price increases and good cost control. Restructuring costs reduced segment profit as a percent of net external sales by 750 basis points, and acquisition-related amortization expense reduced segment profit as a percent of net external sales by 340 basis points compared to 350 basis points in the fourth quarter of 2021.

Performance Coatings Group (“PCG”)

	Three Months Ended December 31,
	2022	2021	$ Change	% Change
Net sales	$1,607.4	$1,542.5	$64.9	4.2%
Segment profit	$157.3	$87.2	$70.1	80.4%
Reported segment margin	9.8%	5.7%
Adjusted segment profit (1)	$229.0	$138.0	$91.0	65.9%
Adjusted segment margin	14.2%	8.9%
(1)    Adjusted segment profit excludes the impact of acquisition-related amortization expense and restructuring costs. In PCG, acquisition-related amortization expense was $49.5 million and $50.8 million in the fourth quarter of 2022 and 2021, respectively, and restructuring costs were $22.2 million in the fourth quarter of 2022.
Net sales in PCG increased due primarily to selling price increases in all end markets, partially offset by lower sales volumes in the APAC and EMEAI regions. Acquisitions increased PCG’s net sales by approximately 4.5% in the quarter, while currency translation rate changes decreased net sales by 4.3%. PCG segment profit increased due primarily to selling price increases, partially offset by increased raw material costs and higher costs to support increased sales levels. Acquisition-related amortization expense reduced segment profit as a percent of net external sales by 310 basis points compared to 320 basis points in the fourth quarter of 2021, and restructuring costs reduced segment profit as a percent of net external sales by 130 basis points.

LIQUIDITY AND CASH FLOW
The Company generated $1.92 billion in net operating cash during the year. This strong cash generation, along with an increase in our short-term borrowings and long-term debt, allowed the Company to return cash of approximately $1.50 billion to our shareholders in the form of dividends and share repurchases, and close five acquisitions during the year. The Company purchased 3.4 million shares of its common stock during the year. At December 31, 2022, the Company had remaining authorization to purchase 45.2 million shares of its common stock through open market purchases.

2023 GUIDANCE

	First Quarter	Full Year
	2023	2023
Net sales	Flat to up mid-single digit %	Down mid-single digit % to flat
Effective tax rate		Low twenty percent
Diluted net income per share		$6.79	-	$7.59
Adjusted diluted net income per share (1)		$7.95	-	$8.65
(1)    Excludes $0.81 per share of acquisition-related amortization expense, and $0.25 to $0.35 per share of restructuring expense.

“We enter 2023 with confidence and energy. We have clarity of mission, the right strategy and a focus on solutions for our customers,” said Mr. Morikis. “Above all, we have the right people, and we expect to outperform the market in 2023 just as we have in the past.
“At the same time, we will not be immune from what we expect to be a very challenging demand environment in 2023. Visibility beyond our first half of the year is limited. On the architectural side, U.S. housing will be under significant pressure this year. Slowing existing home sales and continued high inflation also will be headwinds. On the industrial side, we have already seen a slowdown in Europe, and the same is beginning to appear in the U.S. across several sectors. In China, COVID remains a factor and the trajectory of economic recovery is difficult to map. The U.S housing slowdown also will impact some of our industrial businesses, namely Industrial Wood and Coil. Our team is focused on winning new accounts and growing share of wallet in this challenging environment, while leveraging our exposure in more resilient end markets, including residential repaint, property maintenance, auto refinish, and packaging.
“Against this backdrop, we expect 2023 first quarter consolidated net sales growth to be flat to up a mid-single digit percentage compared to the first quarter of 2022. For the full year 2023, relying on indicators we see at this time, we expect consolidated net sales to be down a mid-single digit percentage to flat compared to 2022. With annual sales at this level, we are introducing diluted net income per share guidance in the range of $6.79 to $7.59 per share, including acquisition-related amortization expense of $0.81 per share and restructuring expense of $0.25 to $0.35 per share. Full year 2023 adjusted diluted net income per share is expected to be in the range of $7.95 to $8.65 per share compared to $8.73 per share in 2022.
“We expect raw material costs to decrease by a low to mid-single digit percentage, while other costs, including wages, are expected to increase by a mid-to-high single digit percentage. We will continue to execute the targeted restructuring actions we announced last quarter, while investing in growth initiatives and maintaining our balanced capital allocation strategy. The slide deck accompanying our press release provides other assumptions underlying our guidance. Should we see the year playing out differently than our current assumptions, we will adjust expectations and leverage opportunities to drive improved performance. I am highly confident in our leadership team, which is deep and experienced and has been through many previous business cycles. We remain steadfast in our focus on creating shareholder value.”

CONFERENCE CALL INFORMATION
The Company will conduct a conference call to discuss its financial results for the fourth quarter and full year 2022, and its outlook for the first quarter and full year 2023, at 11:00 a.m. EST on Thursday, January 26, 2023. Participating on the call will be Chairman and Chief Executive Officer, John G. Morikis, along with other senior executives.
The conference call will be webcast simultaneously in the listen only mode by Issuer Direct. To listen to the webcast on the Sherwin-Williams website, click on https://investors.sherwin-williams.com/financials/quarterly-results/, then click on the webcast icon following the reference to the Q4 webcast. An archived replay of the webcast will be available at https://investors.sherwin-williams.com/financials/quarterly-results/ beginning approximately two hours after the call ends.

ABOUT THE SHERWIN-WILLIAMS COMPANY
Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of paint, coatings and related products to professional, industrial, commercial, and retail customers. The Company manufactures products under well-known brands such as Sherwin-Williams®, Valspar®, HGTV HOME® by Sherwin-Williams, Dutch Boy®, Krylon®, Minwax®, Thompson's® WaterSeal®, Cabot® and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 5,000 Company-operated stores and facilities, while the Company's other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Performance Coatings Group supplies a broad range of highly-engineered solutions for the construction, industrial, packaging and transportation markets in more than 120 countries around the world. Sherwin-Williams shares are traded on the New York Stock Exchange (symbol: SHW). For more information, visit www.sherwin.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
This press release contains certain "forward-looking statements," as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "could," "plan," "goal," "target," "potential," "seek," "intend," "aspire" or "anticipate" or the negative thereof or comparable terminology. These forward-looking statements are based upon management's current expectations, predictions, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company that could cause actual results to differ materially from such statements and from the Company's historical performance, results and experience. These risks, uncertainties and other factors include such things as: general business and economic conditions; the Company's ability to successfully integrate past and future acquisitions into its existing operations, as well as the performance of the businesses acquired; strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company's relationships with customers and suppliers; changes in raw material availability and pricing; adverse weather conditions or natural disasters, including due to the impacts of climate change; public health crises, including the duration, severity and scope of the COVID-19 pandemic and the actions implemented by international, federal, state and local public health and governmental authorities to contain and combat COVID-19, which may exacerbate one or more of the aforementioned and/or other risks, uncertainties and factors more fully described in the Company's reports filed with the Securities and Exchange Commission (SEC); and other risks, uncertainties and factors described from time to time in the Company's reports filed with the SEC. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

INVESTOR RELATIONS CONTACTS:

Jim Jaye
Senior Vice President, Investor Relations & Corporate Communications
Direct: 216.515.8682
investor.relations@sherwin.com

Eric Swanson
Vice President, Investor Relations
Direct: 216.566.2766
investor.relations@sherwin.com

MEDIA CONTACT:

Julie Young
Vice President, Global Corporate Communications
Direct: 216.515.8849
corporatemedia@sherwin.com

Regulation G Reconciliations
Management of the Company believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of diluted net income per share excluding restructuring expense in 2022, the loss on the divestiture of Wattyl in 2021, and Valspar acquisition-related amortization expense. This adjusted earnings per share measurement is not in accordance with U.S. generally accepted accounting principles (GAAP). It should not be considered a substitute for earnings per share computed in accordance with U.S. GAAP and may not be comparable to similarly titled measures reported by other companies. The following tables reconcile diluted net income per share computed in accordance with U.S. GAAP to adjusted diluted net income per share.

							Year Ended
	Three Months Ended			Year Ended			December 31, 2023
	December 31, 2022			December 31, 2022			(after-tax guidance)
	Pre-Tax	Tax Effect (1)	After-Tax	Pre-Tax	Tax Effect (1)	After-Tax	Low	High
Diluted net income per share			$1.48			$7.72	$6.79	$7.59

Restructuring expense:
Severance and other	$.18	$.03	.15	$.18	$.03	.15	.35	.25
Impairment	.06	.01	.05	.06	.01	.05
Total	.24	.04	.20	.24	.04	.20

Acquisition-related amortization expense (2)	.26	.05	.21	1.06	.25	.81	.81	.81

Adjusted diluted net income per share			$1.89			$8.73	$7.95	$8.65

	Three Months Ended			Year Ended
	December 31, 2021			December 31, 2021
	Pre-Tax	Tax Effect (1)	After-Tax	Pre-Tax	Tax Effect (1)	After-Tax
Diluted net income per share			$1.15			$6.98
Loss on divestiture				$.41	$.07	.34
Acquisition-related amortization expense (2)	$.26	$.07	.19	1.10	.27	.83
Adjusted diluted net income per share			$1.34			$8.15

(1)    The tax effect is calculated based on the statutory rate and the nature of the item, unless otherwise noted.
(2)    Acquisition-related amortization expense consists primarily of the amortization of intangible assets related to the Valspar acquisition and is included in Amortization.

Management of the Company believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of earnings before interest, taxes, depreciation and amortization (EBITDA) excluding restructuring expense in 2022 and the loss on the divestiture of Wattyl in 2021. This measurement is not in accordance with U.S. GAAP. It should not be considered a substitute for net income or net operating cash. The following tables reconcile net income computed in accordance with U.S. GAAP to Adjusted EBITDA for 2022 and 2021.

(millions of dollars)
	Three Months	Three Months	Three Months	Three Months	Year
	Ended	Ended	Ended	Ended	Ended
	March 31, 2022	June 30, 2022	September 30, 2022	December 31, 2022	December 31, 2022
Net income	$370.8	$577.9	$685.1	$386.3	$2,020.1
Interest expense	88.4	92.9	101.2	108.3	390.8
Income taxes	90.3	162.0	192.1	108.6	553.0
Depreciation	65.5	64.8	64.5	69.2	264.0
Amortization	78.0	78.5	81.3	79.3	317.1
EBITDA	$693.0	$976.1	$1,124.2	$751.7	$3,545.0
Restructuring and impairment				62.8	62.8
Adjusted EBITDA	$693.0	$976.1	$1,124.2	$814.5	$3,607.8

	Three Months	Three Months	Three Months	Three Months	Year
	Ended	Ended	Ended	Ended	Ended
	March 31, 2021	June 30, 2021	September 30, 2021	December 31, 2021	December 31, 2021
Net income	$409.6	$648.6	$502.2	$304.0	$1,864.4
Interest expense	83.2	83.5	83.1	84.9	334.7
Income taxes	99.4	170.6	109.3	4.9	384.2
Depreciation	65.4	71.0	63.4	63.3	263.1
Amortization	79.2	77.8	76.2	76.3	309.5
EBITDA	$736.8	$1,051.5	$834.2	$533.4	$3,155.9
Loss on divestiture	111.9				111.9
Adjusted EBITDA	$848.7	$1,051.5	$834.2	$533.4	$3,267.8

The Sherwin-Williams Company and Subsidiaries
Statements of Consolidated Income (Unaudited)
(millions of dollars, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net sales	$5,230.5	$4,762.1	$22,148.9	$19,944.6
Cost of goods sold	2,996.7	2,882.4	12,823.8	11,401.9
Gross profit	2,233.8	1,879.7	9,325.1	8,542.7
Percent to net sales	42.7%	39.5%	42.1%	42.8%
Selling, general and administrative expenses	1,559.3	1,439.9	6,014.5	5,572.5
Percent to net sales	29.8%	30.2%	27.2%	27.9%
Other general (income) expense - net	(17.4)	(9.4)	(24.9)	101.8
Amortization	79.3	76.3	317.1	309.5
Impairment of trademarks	15.5	—	15.5	—
Interest expense	108.3	84.9	390.8	334.7
Interest income	(3.2)	(3.0)	(8.0)	(4.9)
Other (income) expense - net	(2.9)	(17.9)	47.0	(19.5)
Income before income taxes	494.9	308.9	2,573.1	2,248.6
Income taxes	108.6	4.9	553.0	384.2
Net income	$386.3	$304.0	$2,020.1	$1,864.4

Net income per common share:
Basic	$1.50	$1.17	$7.83	$7.10
Diluted	$1.48	$1.15	$7.72	$6.98

Weighted average shares outstanding:
Basic	257.5	259.9	258.0	262.5
Diluted	260.4	264.6	261.8	267.1

The Sherwin-Williams Company and Subsidiaries
Business Segments (Unaudited)
(millions of dollars)

	2022		2021
	Net	Segment	Net	Segment
	External	Profit	External	Profit
	Sales	(Loss)	Sales	(Loss)
Three Months Ended December 31:
The Americas Group	$3,071.1	$526.7	$2,653.5	$400.3
Consumer Brands Group	551.5	2.4	565.3	16.1
Performance Coatings Group	1,607.4	157.3	1,542.5	87.2
Administrative	0.5	(191.5)	0.8	(194.7)
Consolidated totals	$5,230.5	$494.9	$4,762.1	$308.9

Year Ended December 31:
The Americas Group	$12,661.0	$2,436.6	$11,217.0	$2,239.1
Consumer Brands Group	2,690.7	225.7	2,721.6	358.4
Performance Coatings Group	6,793.5	734.9	6,003.8	486.2
Administrative	3.7	(824.1)	2.2	(835.1)
Consolidated totals	$22,148.9	$2,573.1	$19,944.6	$2,248.6

The Sherwin-Williams Company and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(millions of dollars)

	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$198.8	$165.7
Accounts receivable, net	2,563.6	2,352.4
Inventories	2,626.5	1,927.2
Other current assets	518.8	608.4
Total current assets	5,907.7	5,053.7
Property, plant and equipment, net	2,207.0	1,867.3
Goodwill	7,583.2	7,134.6
Intangible assets	4,002.0	4,001.5
Operating lease right-of-use assets	1,866.8	1,820.6
Other assets	1,027.3	789
Total assets	$22,594.0	$20,666.7

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term borrowings	$978.1	$763.5
Accounts payable	2,436.5	2,403.0
Compensation and taxes withheld	784.5	716.6
Accrued taxes	197.4	160.3
Current portion of long-term debt	0.6	260.6
Current portion of operating lease liabilities	425.3	409.7
Other accruals	1,138.3	1,005.8
Total current liabilities	5,960.7	5,719.5
Long-term debt	9,591.0	8,590.9
Postretirement benefits other than pensions	139.3	259.4
Deferred income taxes	681.6	768.2
Long-term operating lease liabilities	1,512.9	1,470.7
Other long-term liabilities	1,606.4	1,420.8
Shareholders’ equity	3,102.1	2,437.2
Total liabilities and shareholders’ equity	$22,594.0	$20,666.7

The Sherwin-Williams Company and Subsidiaries
Selected Information (Unaudited)
(millions of dollars, except store count data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Depreciation	$69.2	$63.3	$264.0	$263.1
Capital expenditures	233.8	123.9	644.5	372.0
Cash dividends	155.6	144.2	618.5	587.1
Amortization of intangibles	79.3	76.3	317.1	309.5

Significant components of Other general (income) expense - net
Provision for environmental related matters - net	$(18.2)	$(9.5)	$(7.1)	$(4.0)
Loss on divestiture of business	—	—	—	111.9
Loss (gain) on sale or disposition of assets	0.8	0.1	(17.8)	(6.1)

Significant components of Other (income) expense - net
Gain on extinguishment of debt	$—	$(1.4)	$—	$(1.4)
Investment (gains) losses	(6.3)	(12.1)	9.7	(30.4)
Net expense from banking activities	3.2	2.6	12.2	10.3
Foreign currency transaction related losses	4.1	1.6	33.6	12.0
Other (1)	(3.9)	(8.6)	(8.5)	(10.0)

Store Count Data:
The Americas Group - net new stores	40	35	72	85
The Americas Group - total stores	4,931	4,859	4,931	4,859
Performance Coatings Group - net new branches (2)	34	—	35	—
Performance Coatings Group - total branches	317	282	317	282

(1) Consists of items of revenue, gains, expenses and losses unrelated to the primary business purpose of the Company.
(2) Primarily consists of acquired branches.